Two Rivers Water Company Acquires Majority Interest in Huerfano-Cucharas Irrigation Company

Denver, Colorado, February 3, 2010   Two Rivers Water Company (OTCBB: TURV), through its 50% owned joint venture HCIC Holdings LLC, has completed the purchase of 55% of the outstanding shares of the Huerfano-Cucharas Irrigation Company (“HCIC”) in Southern Colorado.  Additionally, Two Rivers has entered into separate agreements to purchase an additional 35% interest to bring its total ownership of HCIC to 90% by April 2010.

“Acquisition of a majority interest in the Huerfano-Cucharas Irrigation Company gives Two Rivers the opportunity to now move forward in the repair of the Cucharas Dam and Reservoir, one of Colorado’s largest on stream reservoirs,” commented John McKowen, Chairman and CEO of Two Rivers.  “The Cucharas Reservoir, when restored, has 55,000 acre feet of storage capacity, which can be rebuilt for less than $375 an acre foot, compared to a current cost of construction of over $3,000 an acre foot for other large capacity reservoirs.”

Two Rivers has begun engineering plans and commenced discussions with the Colorado State Engineers Office necessary to hopefully complete the restoration of the dam by spring of 2011, in time for the late spring snow melt.  By restoring the Cucharas Reservoir, Two Rivers can supply the farmers and communities of Huerfano and Pueblo Counties with a new large, dependable source of water supply and storage.

Two Rivers has also purchased approximately 1,000 acres and entered into agreements to purchase 3,500 additional acres of farmland.  Two Rivers expects to purchase as much as 15,000 acres of farmland and reintroduce water on the land and restore the HCIC ditches to what was once a thriving high yield farming community.  Two Rivers agreed to provide the current farmers on the HCIC ditch with long term water contracts to enable them to continue and expand their farming operations.  Additional surplus of storage capacity exists once the Cucharas Reservoir is restored beyond the expanded farming needs projected by Two Rivers.

Two Rivers has begun preliminary discussions with various water agencies to explore possibilities whereby the excess capacity of the HCIC system can be developed and assist in covering the projected shortfalls in Colorado’s water needs.

About Two Rivers Water Company

Formed in December 2002, Two Rivers is focused on acquiring and developing water resources in Colorado.

FORWARD LOOKING STATEMENTS

This announcement contains forward-looking statements about Two Rivers that may involve risks and uncertainties. Important factors relating to the Two Rivers’ operations could cause results to differ materially from those in forward-looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Two Rivers on the date hereof and Two Rivers assumes no obligation to update such statements.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCBB
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com